Exhibit 99.1

Green Thumb Industries Reports First Quarter Revenue of $102.6 Million and

Adjusted Operating EBITDA of $25.5 Million

•	Total revenue increased 35% quarter-over-quarter and 268% year-over-year.

•	Adjusted Operating EBITDA increased 85% quarter-over-quarter, providing the Company with positive free cash flow from operations.

•	Successfully launched adult use sales in Illinois on January 1, 2020.

•	Robust consumer demand continues across all operating markets despite COVID-19.

•	Strong balance sheet to support growth initiatives.

CHICAGO and VANCOUVER, British Columbia, May 14, 2020 — Green Thumb Industries Inc. (“Green Thumb,” or the “Company”) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of Rise™ and Essence retail stores, today reported its financial results for the first quarter ended March 31, 2020. Financial results are reported in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and all currency is in U.S. dollars.

“Our business model continues to prove out and we delivered outstanding first quarter results,” said Green Thumb Founder and Chief Executive Officer Ben Kovler. “We achieved a major milestone by breaking $100 million in quarterly revenue along with substantial EBITDA growth. These factors helped contribute to our positive free cash flow from operations. We believe that our operational strength and resilience, supported by a strong balance sheet, continue to differentiate and position us for long-term success, especially during these challenging times.”

Financial Highlights

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Revenue: Total revenue for the first quarter 2020 increased 267.6% year-over-year and 35.4% quarter-over-quarter to $102.6 million. Quarterly revenue was driven by organic growth across the Company’s consumer packaged goods and retail businesses.

•	Gross Margin: Gross margin for the first quarter 2020 was 51.6% as compared to 45.8% for the first quarter 2019.

•

Net Income (Loss) Attributable to Green Thumb: Net loss attributable to the Company for the first quarter 2020 was $4.2 million or ($0.02) per basic and diluted share, as compared to a net loss of $14.1 million or ($0.07) per basic and diluted share for the fourth quarter 2019.

•

Adjusted Operating EBITDA: Adjusted Operating EBITDA(1), which is a non-GAAP financial measure as described below and in an accompanying financial table in this release, was $25.5 million for the first quarter 2020, representing an 85% increase from the prior quarter and a 13-fold increase from the first quarter 2019.

Green Thumb Industries Inc.

•

Balance Sheet: As of March 31, 2020, current assets totaled $140.8 million and included cash and cash equivalents of $71.5 million. Total debt outstanding was $92.9 million, $0.2 million of which is due within 12 months.

•

Capital Markets & Financing: In January and March 2020, respectively, Green Thumb completed sale and leaseback transactions with Innovative Industrial Properties (“IIP”) of its Toledo, Ohio processing facility and Oglesby, Illinois cultivation and processing facility. In total, these transactions provide the Company with $57.2 million of non-dilutive capital.

(1) EBITDA and Adjusted Operating EBITDA are non-GAAP financial measures. Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for a reconciliation of non-GAAP to GAAP measures.

Additional Management Commentary

“Green Thumb continues to execute as we launched adult use sales in Illinois at the start of the year with great success. The positive feedback we have received from communities and regulators, coupled with strong consumer demand, even in the face of COVID-19, validates the essential reality of the cannabis industry,” said Ben Kovler, Founder and Chief Executive Officer. “As COVID-19 persists, our top priorities continue to be the safety of our team, customers, and supply chain, while providing uninterrupted access to products that our customers use for their well-being. Our Leadership Response Team has implemented operational measures following CDC guidelines to support the safety of our teams and customers. We also accelerated the buildout of our omnichannel infrastructure to better serve our customers, including e-commerce, customer service, delivery and curbside pickup.”

Kovler added, “I want to thank the entire Green Thumb team for their steadfast commitment to serving our customers, effectively pivoting as regulations evolve while operating at the highest standards every day. I am especially proud of our retail team members, who are working on the front lines to provide exceptional service to our customers. They are the true heroes.”

Consumer Packaged Goods Business Development

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As of March 31, 2020, Green Thumb’s family of consumer brands are produced, distributed, and available in retail locations in nine states: California, Colorado, Connecticut, Florida, Illinois, Maryland, Massachusetts, Nevada and Pennsylvania, supporting the execution of the Company’s plan to distribute brands at scale.

Green Thumb Industries Inc.

•

Branded product sales grew sequentially by approximately 21% gross (13% net) quarter-over-quarter, driven primarily by expanded product distribution. As of March 31, 2020, Green Thumb’s branded products are sold in over 700 retail stores, including the Company’s Rise™ and Essence retail stores.

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The Company’s capacity expansion projects continue to progress according to plan in Illinois, New Jersey, Ohio, and Pennsylvania. Green Thumb’s New Jersey and Ohio facilities are on track to contribute revenue from the production and distribution of Green Thumb’s branded product portfolio in the third quarter 2020.

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The Company launched sales of the Rythm brand’s line of flower products in Maryland and resumed sales of the brand’s vape products in Massachusetts following the lifting of the state’s ban on vape sales in the prior quarter.

•	In Maryland, Green Thumb launched Soft Lozenges under The Feel Collection brand and the Big Dog line extension under the Dogwalkers brand, known for its full-flower mini pre-rolls.

•	In Florida, the Company launched a capsule product extension as part of the Dr. Solomon’s brand.

•	Subsequent to quarter end, the Company launched its first e-commerce site (https://shop.dogwalkersprerolls.com/) for the Dogwalkers brand to sell branded accessories and apparel.

Retail Business Development

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Green Thumb’s first quarter revenue included sales from 42 retail stores across ten states: Connecticut, Florida, Illinois, Maryland, Massachusetts, Nevada, New Jersey, New York, Ohio, and Pennsylvania.

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Comparable sales growth (stores opened at least 12 months) exceeded 75% on a base of 14 stores, driven primarily by increased transactions. Sequential quarter-over-quarter comparable sales were up approximately 24% off a base of 33 stores.

•

Retail revenue increased sequentially by 45% quarter-over-quarter, primarily driven by new store openings and growth generated from increased transaction activity in the Company’s retail stores, particularly in Illinois since the commencement of adult use sales on January 1, 2020, and in Pennsylvania.

•	During the quarter, Green Thumb opened three new stores:

•	Illinois: Opened Rise™ Joliet and Quincy, the state’s first ‘adult-use only’ stores, bringing total open stores in the state to seven.

•	Pennsylvania: Opened Rise™ Cranberry, bringing total open stores in the state to ten.

•	Subsequent to quarter end, Green Thumb opened two new stores:

•	Ohio: Opened Rise™ Lakewood (Detroit), bringing total open stores in the state to five.

Green Thumb Industries Inc.

•	Nevada: Opened Essence South Rainbow in Las Vegas, bringing total open Essence stores in the Las Vegas area to four.

•	The Company currently has 44 open stores nationwide and is licensed to open a total of 96 retail stores.

•

During and subsequent to the quarter, Green Thumb accelerated the buildout of its omnichannel infrastructure, including e-commerce, customer service, delivery, and curbside pickup, to better serve patients and customers during the pandemic.

First Quarter 2020 Financial Overview

Total revenue for the first quarter 2020 was $102.6 million, up 267.6% from $27.9 million for the first quarter 2019 and up 35.4% from $75.8 million for the fourth quarter 2019. Revenue growth was driven by the expanded distribution of Green Thumb’s branded products, new store openings, and increased traffic to the Company’s 42 open and operating retail stores.

In the first quarter 2020, Green Thumb generated revenue from all 12 of its markets: California, Colorado, Connecticut, Florida, Illinois, Maryland, Massachusetts, Nevada, New Jersey, New York, Ohio, and Pennsylvania. The Company continued to invest in the buildout of its cultivation and manufacturing capabilities in Illinois, New Jersey, Ohio, and Pennsylvania.

Gross profit for the first quarter 2020 was $53.0 million or 51.6% of revenue, as compared to $12.8 million or 45.8% of revenue for the first quarter 2019.

Total selling, general and administrative (“SG&A”) expenses for the first quarter were $45.4 million or 44.3% of revenue, an improvement from $46.7 million or 61.6% of revenue for the fourth quarter 2019. Improved operating costs as a percentage of revenue was driven primarily by increased operating leverage achieved through scale.

Total other income was $1.8 million for the first quarter and included cash interest expense and other expenses.

EBITDA for the first quarter 2020 was $20.3 million as compared to $7.8 million for the fourth quarter 2019 and a loss of $10.4 million for the first quarter 2019. Adjusted Operating EBITDA for the first quarter 2020 was $25.5 million as compared to $13.8 million for the fourth quarter 2019 and a loss of $2.1 million for the first quarter 2019. The significant improvement in EBITDA and Adjusted Operating EBITDA over the trailing twelve months was driven primarily by revenue growth from both the consumer packaged goods and retail business segments.

Green Thumb Industries Inc.

Net loss attributable to Green Thumb for the first quarter was $4.2 million or ($0.02) per basic and diluted share, as compared to a net loss of $14.1 million or ($0.07) per basic and diluted share for the fourth quarter 2019.

Balance Sheet and Liquidity

As of March 31, 2020, current assets were $140.8 million, including cash and cash equivalents of $71.5 million. The Company had $92.9 million of total debt.

Total basic and diluted weighted average shares outstanding as of March 31, 2020 were 208,468,356.

Capital Markets & Financing

Green Thumb completed two sale and leaseback transactions with IIP for the following facilities: (1) January 31, 2020 – Toledo, Ohio processing facility for total investment value of $7.2 million; and (2) March 6, 2020 – Oglesby, Illinois cultivation and processing facility for total investment value of $50.0 million. Proceeds from the transactions will be used to support strategic expansion initiatives.

Transition from IFRS to U.S. GAAP Reporting

In February 2020, Green Thumb’s registration with the U.S. Securities and Exchange Commission (“SEC”) as a domestic issuer became effective. As a result, Green Thumb now reports its financial statements in conformity with U.S. GAAP. Additional information relating to the Company’s first quarter 2020 results is available on the Investor Relations section of Green Thumb’s website at https://investors.gtigrows.com, the SEC’s website at www.sec.gov and Canada’s System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the SEC. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Green Thumb Industries Inc.

Definitions

EBITDA: Earnings before interest, taxes, other income or expense and depreciation and amortization.

Adjusted Operating EBITDA: Earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs.

Conference Call and Webcast

Green Thumb will host a conference call on Thursday, May 14, 2020 at 5:00 pm ET to discuss its financial results for the first quarter ended March 31, 2020. The conference call may be accessed by dialing 833-502-0470 (Toll-Free) or 236-714-2182 (International) with conference ID: 2597929. A live audio webcast of the call will also be available on the Investor Relations section of Green Thumb’s website at https://investors.gtigrows.com and will be archived for replay.

About Green Thumb Industries:

Green Thumb Industries Inc. (“Green Thumb”), a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which they serve. Green Thumb manufactures and distributes a portfolio of branded cannabis products including Beboe, Dogwalkers, Dr. Solomon’s, incredibles, Rythm and The Feel Collection. The company also owns and operates rapidly growing national retail cannabis stores called Rise™ and Essence. Headquartered in Chicago, Illinois, Green Thumb has 13 manufacturing facilities, licenses for 96 retail locations and operations across 12 U.S. markets. Established in 2014, Green Thumb employs over 1,700 people and serves thousands of patients and customers each year. The Company was named a Best Workplace 2018 by Crain’s Chicago Business and MG Retailer magazine in 2018 and 2019. More information is available at GTIgrows.com.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements which may constitute “forward-looking information” within the meaning of applicable securities laws, including statements regarding the plans, intentions, beliefs and current expectations of the Company with respect to future business activities. Forward-looking information is often identified by the words “may,” “would,” “could,” “should,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect,” or similar expressions and include information regarding the future direction and business objectives of the Company. The forward-looking information in this news release is based upon the expectations, estimates, projections, assumptions and views of future events which management believes to be reasonable in the circumstances and expectations relating to general economic and market conditions. Any forward-looking information speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any

Green Thumb Industries Inc.

obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise. The forward-looking information in this news release is subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those express or implied. When considering these forward-looking statements, readers should keep in mind the risk factors and other cautionary statements in the Company’s public filings with the applicable securities regulatory authorities on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com, including the risk factors set out in the 2nd Amendment to the Company’s Registration Statement on Form 10/A and its forthcoming Annual Report on Form 10-K for the year ended December 31, 2019. These risk factors include, without limitation: marijuana remains illegal under federal law, and enforcement of cannabis laws could change; the Company may face limitations on ownership of cannabis licenses; the Company may become subject to FDA or ATF regulation; the Company may face difficulties acquiring additional financing; the Company operates in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where the Company carries on business; the Company may face difficulties in enforcing its contracts; the Company is subject to taxation in Canada and the United States; cannabis businesses are subject to unfavorable tax treatment; cannabis businesses may be subject to civil asset forfeiture; the Company is subject to proceeds of crime statutes; the Company faces security risks; the Company’s use of joint ventures may expose us to risks associated with jointly owned investments; competition for the acquisition and leasing of properties suitable for the cultivation, production and sale of medical and adult use cannabis may impede the Company’s ability to make acquisitions or increase the cost of these acquisitions, which could adversely affect the Company’s operating results and financial condition; the Company faces risks related to its products; the Company is dependent on the popularity of consumer acceptance of the Company’s brand portfolio; the Company faces risks related to its insurance coverage and uninsurable risks; the Company is dependent on key inputs, suppliers and skilled labor; the Company must attract and maintain key personnel or the Company’s business will fail; the Company’s business is subject to the risks inherent in agricultural operations; the Company’s sales are difficult to forecast; the Company’s products may be subject to product recalls; the Company may face unfavorable publicity or consumer perception; the Company faces intense competition; the Company is subject to general economic risks; the Company may be negatively impacted by challenging global economic condition; the Company is subject to risks arising from epidemic diseases, such as the recent outbreak of the COVID-19 illness; the Company’s voting control is concentrated; the Company’s capital structure and voting control may cause unpredictability; and additional issuances of Super Voting Shares, Multiple Voting Shares or Subordinate Voting Shares may result in dilution.

Coronavirus Pandemic

In March 2020, the World Health Organization categorized coronavirus disease 2019 (“COVID-19”) as a pandemic. COVID-19 continues to spread throughout the U.S. and other countries across the world, and the duration and severity of its effects are currently unknown. The Company is implementing and evaluating actions to strengthen its financial position and support the continuity of its business and operations.

Green Thumb Industries Inc.

The Company’s unaudited interim condensed consolidated financial statements presented herein reflect estimates and assumptions made by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited interim condensed consolidated financial statements and reported amounts of revenue and expenses during the periods presented. Such estimates and assumptions affect, among other things, the Company’s goodwill, long-lived asset and intangible assets; operating lease right of use assets and operating lease liabilities; assessment of the annual effective tax rate; valuation of deferred income taxes; the allowance for doubtful accounts; assessment of the Company’s lease and non-lease contract expenses; and measurement of compensation cost for bonus and other compensation plans. The Company’s assessment of conditions and events, considered in the aggregate, indicate it will be able to meet its obligations as they become due within one year after the date of these financial statements. There continues to be a high level of uncertainty in estimating the expected economic and operational impacts relative to COVID-19 as it is an evolving situation. The estimates and assumptions used in the first quarter 2020 financial statements may change in future periods as the expected impacts from COVID-19 are revised, resulting in further potential impacts to the Company’s financial statements.

The Canadian Securities Exchange does not accept responsibility for the adequacy or accuracy of this release.

Investor Contact:	Media Contact:

Jennifer Dooley	Linda Marsicano
Chief Strategy Officer	VP, Corporate Communications
InvestorRelations@gtigrows.com	lmarsicano@gtigrows.com
310-622-8257	773-354-2004

Source: Green Thumb Industries

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from Unaudited Interim Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2020 and December 31, 2019

(Amounts Expressed in United States Dollars, Except for Share Amounts)

	Three Months Ended
	March 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)
Revenues, net of discounts	$102,602,602	$75,801,758
Cost of Goods Sold, net	(49,615,188)	(35,205,164)

Gross Profit	52,987,414	40,596,594

Expenses:
Selling, General, and Administrative	45,434,757	46,707,624

Total Expenses	45,434,757	46,707,624

Income (Loss) From Operations	7,552,657	(6,111,030)

Other Income (Expense):
Other Income (Expense), net	6,786,110	(2,349,503)
Interest Income	88,115	165,472
Interest Expense, net	(5,041,442)	(1,896,682)

Total Other Income (Expense)	1,832,783	(4,080,713)

Income (Loss) Before Provision for Income Taxes And Non-Controlling Interest	9,385,440	(10,191,743)

Provision For Income Taxes	13,149,000	4,638,033

Net Loss Before Non-Controlling Interest	(3,763,560)	(14,829,776)

Net Income (Loss) Attributable To Non-Controlling Interest	442,704	(759,267)

Net Loss Attributable To Green Thumb Industries Inc.	$(4,206,264)	$(14,070,509)

Net Loss per share - basic and diluted	$(0.02)	$(0.07)

Weighted average number of shares outstanding - basic and diluted	208,468,356	207,666,666

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from Unaudited Interim Condensed Consolidated Balance Sheets

(Amounts Expressed in United States Dollars)

	March 31,	December 31,
	2020	2019
	(Unaudited)	(Unaudited)
Cash and Cash Equivalents	$71,521,954	$46,667,334
Other Current Assets	69,294,192	62,395,277
Property and Equipment, Net	160,463,256	155,596,675
Right of Use Assets, Net	97,034,010	63,647,812
Intangible Assets, Net	426,328,731	435,246,898
Goodwill	372,218,999	375,084,991
Other Long-term Assets	26,153,019	28,897,637

Total Assets	$1,223,014,161	$1,167,536,624

Total Current Liabilities	$128,250,270	$111,367,255
Notes Payable, Net of Current Portion	92,690,031	91,140,194
Lease Liability	98,032,455	61,115,737
Other long-Term Liabilities	51,235,888	60,704,762
Total Equity	852,805,517	843,208,676

Total Liabilities and Equity	$1,223,014,161	$1,167,536,624

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures

EBITDA, and Adjusted Operating EBITDA are non-GAAP measures and do not have standardized definitions under GAAP. We define each term as follows:

(1) EBITDA is defined as earnings before interest, taxes, other income or expense and depreciation and amortization.

(2) Adjusted Operating EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs.

The following information provides reconciliations of the supplemental non-GAAP financial measures, presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided the non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the financial results both including and excluding the adjusted items and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the business. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented.

Adjusted Operating EBITDA

(Amounts Expressed in United States Dollars)

	Three Months Ended
	March 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)
Net (Loss) Income Before Noncontrolling Interest (GAAP)	$(3,763,560)	$(14,829,776)
Interest Income	(88,115)	(165,472)
Interest Expense, net	5,041,442	1,896,682
Income Taxes	13,149,000	4,638,033
Other (Income) Expense, net	(6,786,110)	2,349,503
Depreciation and Amortization	12,705,172	13,953,451

Earnings Before Interest, Taxes, Depreciation and Amortization
(EBITDA) (non-GAAP measure)	$20,257,829	$7,842,421

Share-based Compensation, Non-Cash	5,073,742	4,961,294
Acquisition, Transaction, and Other Non-Operating Costs	213,353	1,003,070

Adjusted Operating EBITDA (non-GAAP measure)	$25,544,924	$13,806,785